Mike:

Thank you ______.

Welcome all participants to National Research Corporation’s second quarter conference call. My name is Mike Hays, CEO of National Research Corporation. Joining me today is Patrick Beans, the Company’s CFO.

We have a full plate of information and announcements today, however, before we commence our call, I would ask Pat to quickly review conditions related to any forward-looking statements that may be made part of today’s call. Pat.

Pat:

Thank you, Mike. This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat.

The discussion topics for today’s call will first include highlights of the Company’s second quarter and year-to-date performance, followed by a more detailed review of our performance to-date by Pat. After that, as promised on our last call, we will turn to a review of some new metrics that we will be routinely updating during each of our future calls. These new metrics, including sizing the market opportunity for the new national standard will, we hope, provide greater transparency and visibility as you track our progress. After my review of these metrics and before I open the call to your questions, I will make a very positive and important announcement.

First, let me begin with second quarter performance. By almost any measure, our second quarter results were very disappointing. The shift of $660,000 in anticipated second-quarter revenue into the third and fourth quarters of this year, dramatically reduced our second quarter 2004 revenue growth to only 4% over second quarter 2003. This event also resulted in a negative quarter-over-quarter EPS comparison. Our second quarter 2004 EPS of $0.10 clearly missed the mark given the effect our revenue shortfall had against a cost structure which assumed the additional revenues would be realized. As an aside, the delayed projects are now underway and consequently, we have increased our EPS guidance for the balance of the year to make up this shortfall.

On a more positive note, we are experiencing faster results than planned from our sales expansion efforts. This, in part, contributed to offsetting the $660,000 of recurring revenue that shifted, and enabled us to still show positive top-line growth for the second quarter.

Later, I will return to the success we are experiencing from expanding our sales force which now stands at 20 sales associates, up from six when we started the program, and on track to achieve our goal of 36 sales associates covering the United States and Canada. However, while we’re on the topic of past performance, let me now turn the call over to Pat for additional details. Pat.

Pat:

During the second quarter of 2004, NRC achieved revenues of $6.4 million, exceeding the $6.1 million in the second quarter 2003. This was clearly below our expectations, but does represent a 4% increase over the same period in 2003 even with the shift of the federal projects revenue into the next two quarters.

For the first six months of 2004, NRC’s revenue increased 14.3% compared to the first six months of 2003, even with the shift of revenue. The company’s revenue reached $13.9 million in 2004. This revenue growth is primarily the outcome of excellent renewals in 2003 and 2004, the cross-selling and increases in scope of current clients, and additional new clients. These increases in contracts will help bring us in line to exceed our minimum goal of 20% growth.

The net income for the second quarter of 2004 was $738,000 or $0.10 per basic and diluted share, compared to $908,000 or $0.12 per diluted share in the second quarter 2003. As we stated in the past, starting in the fourth quarter of 2003, we stepped-up our business development expenses and with the shift in revenue late in the second quarter, we did not reverse our plan. Our belief is that these development efforts will position National Research Corporation to capitalize on revenue opportunities for the balance of 2004 and into 2005.

Now I would like to discuss our expenses and margins looking into the balance of 2004.

Our direct expense as a percentage of revenue was 42.6% for the quarter and 43.2% for the six months, which was slightly below our expectations for the second quarter 2004 and year-to-date. We expect direct expenses will increase slightly during the third quarter and level out for the fourth quarter compared to the first two quarters. Direct expenses annualized for 2004 are expected to be in the margin range goal of 43-45% of revenue.

Selling, General and Administrative expenses in total dollars were $1.9 million during the first and second quarters 2004 or $3.8 million for the six months, compared to $2.8 million during the first six months of 2003. This increased SG&A to 29% of revenue for the second quarter and 26.9% for the six months, which was outside the high end of our model of 23-25%. The SG&A may grow slightly higher in absolute dollars, but as a percentage of revenue, the SG&A should come down into the lower 20‘s to finish within our expected range of 23-25% for year-end 2004.

Depreciation and amortization was 7.7% of revenue during the second quarter 2004, and 6.8% for the first six months. With the additional revenue scheduled for 2004, including the delivery of the 2004 Healthcare Market Guide in the third quarter, we should meet the depreciation and amortization goal for 2004 and be in the range of 5.5% to 6.5% of revenue.

Cash flow from operations for the first six months of 2004 was $4.5 million. The Company continues to improve its’ strong financial position and buy back shares to maintain the share count as stock options are exercised. The balance sheet has improved again this quarter, and should continue to improve even more during the third quarter of 2004. Cash and short-term investments as of June 30, 2004, were approximately $17.3 million, or $2.39 per share.

I will now turn it back over to Mike for additional discussion.

Mike:

Thank you, Pat.

During our first quarter conference call we outlined activities underway to identify and report additional performance metrics that maybe beneficial to you in gauging our progress. Today, we have the first look at several new performance metrics and would like to share them with you.

The first new measure is “Net New Contracts.” The percentage change in Net New Contracts for our patient satisfaction measurement and quality improvement products increased 32% year-to-date 2004 over the same period in 2003. Net New Contracts include all new contracts signed in the period, including cross-selling current clients new products and up-selling or increasing the value of a current client’s existing projects as well. Net New Contracts also include contracts from completely new clients. This total new contract amount is then adjusted for reductions, if any, in a current client’s contract value that has decreased as a result of a change order. Simply stated, Net New Contracts are new sales generated, netted against any reduction in current contract value. It is our intent that this metric measures our ability to continually generate incremental revenue without respect as to when the work will be performed and thus recognized.

Again, Net New Contracts for measurement and improvement products signed year-to-date 2004 increased 32% over the same period 2003.

For our second source of revenue, our syndicated Healthcare Market Guide, our metric is a little different due to the nature of the product. When a new client purchases Healthcare Market Guide for the first time, they begin the relationship with buying one, or several, past years’ editions of HCMG. Then, going forward, 90-95% of this installed base will purchase annual licenses. The best measure of HCMG revenue growth is just that, the percentage change period over period in new contracts signed. New Contract Value for Healthcare Market Guide increased 28% year-to-date 2004 over the same period 2003.

In addition to the above two measures that track growth primarily related to our sales and marketing activity, we would also like to provide another distinctively different view. This is a view of our annualized base of recurring revenue. This number does not include contract values of non-recurring “one-time” projects, nor will it include anything other than the recurring annual license fee of HCMG contracts. In other words, independent of the number of past editions of HCMG new clients may have purchased to start with, only the annual recurring license fee is included.

As of the end of second quarter 2004, our Total Annualized Recurring Contract Value was $28,513,000. This revenue foundation, or base of recurring revenue, is up 19% through the second quarter ending 2004 over the second quarter 2003. This number is essentially the base of business from which greatest visibility is possible. As a point of context, recurring revenue typically will make up 95% of a year’s recognized revenue, with non-recurring revenue from past editions of HCMG and one time measurement projects accounting for 5% of any year’s top line number.

Another measure, or in this case an estimate we promised, was a first cut at sizing the opportunity that the HCAHPS national standard represents. We have not yet sized the overall market, just this one market segment. As of today, 3,662 hospitals have voluntarily committed to participate in the quality initiative which is the umbrella program under which the national patient experience survey falls. NRC’s market share of this group of 3,662 hospitals is 15%. For many of NRC’s clients, the cost to meet the minimum HCAHPS requirement and take advantage of our package of improvement products will be $11,000 per year. The majority of this $11,000 is for our improvement support, with the lesser amount for the measurement services necessary to meet the HCAHPS requirement. If all current clients elect for NRC to be their HCAHPS solution, the anticipated incremental annual revenue from existing clients would equal approximately $6,000,000. This additional $11,000 expenditure would result in an average client value of $46,000, given this group of hospitals’ current scope or usage of NRC services averages $35,000 per year.

If all non-NRC client hospitals were to opt for meeting the minimum HCAHPS requirements and use the same additional scope of measurement services as do NRC clients, the addressable revenue from non-NRC clients among the 3,662 participating hospitals, would represent $143,198,000. The math is 3,113 non-clients times $46,000.

Given our inquiry into this group of non-clients, we anticipate capturing 20% of this market, perhaps more. If we, in fact, capture 20% of this market, the incremental revenue to NRC would equal $28,600,000, combined with revenues from current clients of $6,000,000, providing for an opportunity in the range of $35,000,000.

While spending to meet the minimum HCAHPS requirement will need to occur year one, it will take time for new clients to reach the increased scope of measurement, thus matching the expenditures of current NRC clients. The window of time in which this will take, of course, is unknown. The possible range of time to meet such levels of expenditures equal to current NRC clients ranges from two years to four years. To place in context the impact to the Company this range of two to four years could have, we have calculated if we were to capture 20% of the addressable market which is worth $28.6 million, combined with the upside of $6 million from current clients over a four year period, this would result in a 26-28% revenue growth for 2005 over 2004. If this objective could be reached within three years, 2005 top-line growth of 35-38% would result. If achieved in just two years, revenue would jump 52-55% in 2005.

If the corresponding EPS growth is proportionate to the suggested revenue growth, our EPS for 2005 would range from $0.93 under the four-year assumption to $1.12 given a two-year assumption, with a mid-point EPS guesstimate of $1.00 given a there-year window of adoption. We have provide the ranges above to simply place in context the first draft of our thinking based upon what we know today. We will continue to revise our perspective as the national role evolves.

I would now like to turn to a very important announcement that has been in the planning stages for some time. Effective immediately, I, with the support of NRC’s Board of Directors and the balance of NRC associates, have appointed Joe Carmichael as President of National Research Corporation. Joe, a 20-year veteran of NRC, has headed up and/or worked in every department and function of the company. While I will maintain the title and responsibilities of CEO, I have charged Joe with all day-to-day management responsibilities of the Company. The national standard is now a reality and our strategy to capitalize on this opportunity has been well-tested. It is now time to execute against our plan. With Joe’s knowledge of the day-to-day, combined with our well-tested strategy regarding the national standard, Joe will do us all well by leading that effort.

My time will turn to the many additional opportunities that have been offered the Company, in part due to our early involvement in the national standard. I plan to quantify and, where appropriate, capitalize on these new growth possibilities for the Company.

During future calls, I look forward to updating you on the metrics we introduced today as our growth continues. In addition and as appropriate, I will provide insight as to our additional growth plans for the upcoming years.

_______________, I would now like to open the call for questions and answers.

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